UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California		94949
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jeffrey R. Ajer as Senior Vice President, Chief Commercial Officer

On September 5, 2012, BioMarin Pharmaceutical Inc. (“BioMarin”) announced that Jeff Ajer, the current Vice President, Commercial Operations, the Americas, has been promoted to Senior Vice President, Chief Commercial Officer, effective September 5, 2012. Mr. Ajer, age 50, joined BioMarin in 2005 and served as VP of Sales and Marketing Operations until April 2009 when he was promoted to Vice President, Commercial Operations, the Americas. Immediately prior to joining BioMarin, Mr. Ajer served as Vice President, Global Transplant Operations at Genzyme Corporation from December, 2004 to September, 2005. Mr. Ajer’s experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer received both a B.S. in chemistry and an M.B.A. from the University of California, Irvine.

There are no family relationships between Mr. Ajer and any of BioMarin’s directors or other executive officers and Mr. Ajer was not selected to serve as BioMarin’s Senior Vice President, Chief Commercial Officer pursuant to any arrangement or understanding with any person. Mr. Ajer has not engaged in any transactions that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On September 5, 2012, BioMarin entered into an employment agreement with Mr. Ajer (the “Employment Agreement”). The Employment Agreement is effective on September 5, 2012 (“Effective Date”) and provides for an annual base salary of $365,000. Mr. Ajer is also eligible to participate in BioMarin’s employee bonus program with such targets and metrics as may be approved by the Board of Directors of BioMarin from time to time. For the 2012 bonus plan, Mr. Ajer’s target bonus will be 40% of his base salary. Mr. Ajer is entitled to certain severance payments equal to 140% of his base salary under the terms of the Employment Agreement if (a) BioMarin terminates his employment without cause, (b) he becomes disabled, or (c) he terminates his employment for a good reason, including if there is (i) a substantial reduction in his duties, status or reporting structure, (ii) a relocation of his assigned office more than fifty (50) miles from its then-current location, (iii) a decrease in his base salary or material decrease in his company benefits in the aggregate, other than as part of a reduction (not exceeding 25%) that equitably applies to all of BioMarin’s executive officers, or (iv) a material breach of the Employment Agreement by BioMarin.

On the Effective Date, BioMarin will grant Mr. Ajer a performance compensation award in the form of 40,000 restricted stock units on the same terms and conditions as the performance compensation awards that were made to BioMarin’s other executive officers on June 1, 2011. The foregoing equity award to Mr. Ajer will be made pursuant to the Amended and Restated BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan.

The foregoing description of the Employment Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Departure of Stephen Aselage as Executive Vice President, Chief Business Officer

On September 5, 2012, BioMarin also announced that Stephen Aselage, Executive Vice President, Chief Business Officer, will be leaving BioMarin to pursue other opportunities effective October 15, 2012. Mr. Aselage will receive a severance payment of six hundred one thousand eight hundred eighty one dollars ($601,881) based on the terms of his employment agreement with BioMarin. In connection with his separation and in consideration of the severance payment, on September 4, 2012, BioMarin and Mr. Aselage entered into a Severance Agreement and Release of All Claims (the “Severance Agreement”). Under the terms of the Severance Agreement, Mr. Aselage’s employment will terminate on October 15, 2012, and Mr. Aselage will release BioMarin from any and all claims that he may have concerning his employment with BioMarin.

The foregoing description of the Severance Agreement does not purport to be a complete description and is qualified in its entirety to the full text of the Severance Agreement that is attached hereto as Exhibit 10.2, and is incorporated by reference into this Item 5.02.

On September 5, 2012, BioMarin issued a press release to announce Mr. Ajer’s appointment and Mr. Aselage’s departure. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement with Jeffrey R. Ajer dated September 5, 2012

10.2	Severance Agreement with Stephen Aselage dated September 4, 2012.

99.1	Press Release of BioMarin Pharmaceutical Inc. dated September 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: September 5, 2012	By:	/s/ G. Eric Davis
G. Eric Davis Senior Vice President, General Counsel

EXHIBIT INDEX

10.1	Employment Agreement with Jeffrey R. Ajer dated September 5, 2012

10.2	Severance Agreement with Stephen Aselage dated September 4, 2012.

99.1	Press Release of BioMarin Pharmaceutical Inc. dated September 5, 2012.